Exhibit 10.13










                                REVOLVING CREDIT
                                       AND
                               TERM LOAN AGREEMENT




                           Dated as of August 28, 1998



                                      among



                              TRAILER BRIDGE, INC.



                                BANKBOSTON, N.A.
        and the other lending institutions set forth on Schedule 1 hereto



                                       and



                                BANKBOSTON, N.A.,
                                    as Agent

1.   DEFINITIONS AND RULES OF INTERPRETATION...............................   6
         1.1.   Definitions................................................   6
         1.2.   Rules of Interpretation....................................  23

2.   THE REVOLVING CREDIT FACILITY.........................................  24
         2.1.   Commitment to Lend.........................................  24
         2.2.   Commitment Fee.............................................  24
         2.3.   Reduction of Total Commitment..............................  25
         2.4.   The Notes..................................................  25
         2.5.   Interest on Revolving Credit Loans.........................  25
         2.6.   Requests for Revolving Credit Loans........................  26
         2.7.   Conversion Options.........................................  26
                2.7.1.   Conversion to Different Type of Revolving
                         Credit Loan.......................................  26
                2.7.2.   Continuation of Type of Revolving Credit Loan.....  27
                2.7.3.   Eurodollar Rate Loans.............................  27
         2.8.   Funds for Revolving Credit Loans...........................  27
                2.8.1.   Funding Procedures................................  27
                2.8.2.   Advances by Agent.................................  28
         2.9.   Change in Borrowing Base...................................  29
         2.10.  Extension of Term Out Date.................................  29
         2.11.  BkB Existing Debt..........................................  29
                2.11.1.   BkB Existing Debt Documents Superseded...........  29
                2.11.2.   Return and Cancellation of Notes.................  29
                2.11.3.   Interest and Fees Under BkB Existing Debt
                          Documents........................................  30

3.   REPAYMENT OF THE REVOLVING CREDIT LOANS; CONVERSION INTO TERM LOAN....  30
         3.1.   Mandatory Repayments of Revolving Credit Loans.............  30
         3.2.   Optional Repayments of Revolving Credit Loans..............  30
         3.3.   Term Out Date..............................................  31

4.   THE TERM LOAN.........................................................  31
         4.1.   Conversion of Revolving Credit Loans into Term Loan........  31
         4.2.   The Notes..................................................  31
         4.3.   Mandatory Payments of Principal of Term Loan...............  31
         4.4.   Optional Prepayment of Term Loan...........................  32
         4.5.   Interest on Term Loan......................................  33
                4.5.1.   Interest Rates....................................  33
                4.5.2.   Conversion Options................................  33
                4.5.3.   Amounts, etc......................................  33
                4.5.4.   Eurodollar Rate Loans.............................  34

5.   CERTAIN GENERAL PROVISIONS............................................  34
         5.1.   Fee........................................................  34
         5.2.   Funds for Payments.........................................  34
                5.2.1.   Payments to Agent.................................  34
                5.2.2.   No Offset, etc....................................  34
         5.3.   Computations...............................................  35
         5.4.   Inability to Determine Eurodollar Rate.....................  35
         5.5.   Illegality.................................................  36
         5.6.   Additional Costs, etc......................................  36
         5.7.   Capital Adequacy...........................................  37
         5.8.   Certificate................................................  38
         5.9.   Indemnity..................................................  38
         5.10.  Interest After Default.....................................  39
                5.10.1.   Overdue Amounts..................................  39
                5.10.2.   Amounts Not Overdue..............................  39

6.   COLLATERAL SECURITY...................................................  39

7.   REPRESENTATIONS AND WARRANTIES........................................  40
         7.1.   Corporate Authority........................................  40
                7.1.1.   Incorporation; Good Standing......................  40
                7.1.2.   Authorization.....................................  41
                7.1.3.   Enforceability....................................  41
         7.2.   Governmental Approvals.....................................  41
         7.3.   Title to Properties; Leases................................  42
         7.4.   Financial Statements and Forecasts.........................  42
                7.4.1.   Financial Statements..............................  42
                7.4.2.   Forecasts.........................................  42
         7.5.   No Material Changes, etc...................................  43
         7.6.   Franchises, Patents, Copyrights, etc.......................  43
         7.7.   Litigation.................................................  43
         7.8.   No Materially Adverse Contracts, etc.......................  44
         7.9.   Compliance With Other Instruments, Laws, etc...............  44
         7.10.  Tax Status.................................................  44
         7.11.  No Event of Default........................................  44
         7.12.  Holding Company and Investment Company Acts................  44
         7.13.  Absence of Financing Statements, etc.......................  45
         7.14.  Perfection of Security Interest............................  45
         7.15.  Certain Transactions.......................................  45
         7.16.  Employee Benefit Plans.....................................  45
                7.16.1.   In General.......................................  45
                7.16.2.   Terminability of Welfare Plans...................  46
                7.16.3.   Guaranteed Pension Plans.........................  46
                7.16.4.   Multiemployer Plans..............................  46
         7.17.  Regulations U and X........................................  47

         7.18.  Environmental Compliance...................................  47
         7.19.  Subsidiaries, etc..........................................  49
         7.20.  Bank Accounts..............................................  49
         7.21.  RealProperty...............................................  49
         7.22.  Principal Place of Business................................  49
         7.23.  Disclosure.................................................  49
         7.24.  Fiscal Year................................................  50
         7.25.  Insurance..................................................  51
         7.26.  Concerning the Vessels.....................................  51
         7.27.  MARAD Financing Documents..................................  51
         7.28.  Year 2000 Problem..........................................  52

8.   AFFIRMATIVE COVENANTS OF THE BORROWER.................................  52
         8.1.   Punctual Payment...........................................  52
         8.2.   Maintenance of Office......................................  52
         8.3.   Records and Accounts.......................................  52
         8.4.   Financial Statements, Certificates and Information.........  53
         8.5.   Notices....................................................  54
                8.5.1.   Defaults..........................................  54
                8.5.2.   Environmental Events..............................  55
                8.5.3.   Notification of Claims Against Collateral.........  55
                8.5.4.   Notice of Litigation and Judgments................  55
         8.6.   Corporate Existence; Maintenance of Properties.............  56
         8.7.   Title and Registration.....................................  56
         8.8.   Insurance..................................................  56
         8.9.   Taxes......................................................  57
         8.10.  Inspection of Properties and Books, etc....................  57
                8.10.1.   General..........................................  57
                8.10.2.   Collateral Reports...............................  57
                8.10.3.   Communication with Accountants...................  58
         8.11.  Compliance with Laws, Contracts, Licenses, and Permits.....  58
         8.12.  Employee Benefit Plans.....................................  58
         8.13.  Use of Proceeds............................................  59
         8.14.  Concerning the Vessels.....................................  59
         8.15.  Further Assurances.........................................  59

9.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER............................  59
         9.1.   Restrictions on Indebtedness...............................  60
         9.2.   Restrictions on Liens......................................  61
         9.3.   Restrictions on Investments................................  62
         9.4.   Distributions..............................................  63
         9.5.   Merger, Consolidation......................................  63
                9.5.1.   Mergers and Acquisitions..........................  63
                9.5.2.   Disposition of Assets.............................  63

         9.6.   Sale and Leaseback.........................................  64
         9.7.   Compliance with Environmental Laws.........................  64
         9.8.   Negative Pledge............................................  64
         9.9.   Employee Benefit Plans.....................................  64
         9.10.  Change of Principal Place of Businessor Corporate Name.....  65
         9.11.  Fiscal Year................................................  65
         9.12.  Modification of Certain Documents..........................  65
         9.13.  Transactions with Affiliates...............................  66
         9.14.  Business Activities........................................  66
         9.15.  TB Coastwise...............................................  66

10.  FINANCIAL COVENANTS OF THE BORROWER...................................  67
         10.1.  Leverage Ratio.............................................  67
         10.2.  Interest Coverage Ratio....................................  67
         10.3.  Debt Service Coverage Ratio................................  67
         10.4.  Consolidated Tangible Net Worth............................  67

11.  CLOSING CONDITIONS....................................................  68
         11.1.  Loan Documents, etc........................................  68
                11.1.1.   Loan Documents...................................  68
                11.1.2.   MARAD Financing Documents........................  68
         11.2.  Certified Copies of Charter Documents......................  68
         11.3.  Corporate Action...........................................  68
         11.4.  Incumbency Certificate.....................................  69
         11.5.  Validity of Liens..........................................  69
         11.6.  Perfection Certificates and UCC Search Results.............  69
         11.7.  Certificates of Insurance..................................  69
         11.8.  Borrowing Base Report......................................  69
         11.9.  Solvency Certificate.......................................  70
         11.10. Opinions of Counsel........................................  70
         11.11. Payment of Fees............................................  70
         11.12. Disbursement Instructions..................................  70
         11.13. BkB Existing Debt..........................................  70
         11.14. Financial Condition........................................  70

12.  CONDITIONS TO ALL BORROWINGS..........................................  70
         12.1.  Representations True; No Event of Default..................  71
         12.2.  No Legal Impediment........................................  71
         12.3.  Governmental Regulation....................................  71
         12.4.  Proceedings and Documents..................................  71
         12.5.  Borrowing Base Report......................................  72

13.  EVENTS OF DEFAULT; ACCELERATION; ETC..................................  72
         13.1.  Events of Default and Acceleration.........................  72
         13.2.  Termination of Commitments.................................  75
         13.3.  Remedies...................................................  76
         13.4.  Distribution of Collateral Proceeds........................  76

14.  SETOFF................................................................  77

15.  THE AGENT.............................................................  78
         15.1.  Authorization..............................................  78
         15.2.  Employees and Agents.......................................  79
         15.3.  No Liability...............................................  79
         15.4.  No Representations.........................................  79
         15.5.  Payments...................................................  80
                15.5.1.   Payments to Agent................................  80
                15.5.2.   Distribution by Agent............................  80
                15.5.3.   Delinquent Banks.................................  80
         15.6.  Holders of Notes...........................................  81
         15.7.  Indemnity..................................................  81
         15.8.  Agent as Bank..............................................  81
         15.9.  Resignation................................................  81
         15.10. Notification of Defaults and Events of Default.............  82

16.  EXPENSES..............................................................  82

17.  INDEMNIFICATION.......................................................  83

18.  SURVIVAL OF COVENANTS, ETC............................................  83

19.  ASSIGNMENT AND PARTICIPATION..........................................  84
         19.1   Conditions to Assignment by Banks..........................  84
         19.2   Certain Representations and Warranties; Limitations;
                Covenants..................................................  85
         19.3   Register...................................................  86
         19.4   New Notes..................................................  86
         19.5   Participations.............................................  87
         19.6   Disclosure.................................................  87
         19.7   Assignee or Participant Affiliated with the Borrower.......  87
         19.8   Miscellaneous Assignment Provisions........................  88
         19.9   Assignment by Borrower.....................................  88

20.  NOTICES, ETC..........................................................  88

21.  GOVERNING LAW.........................................................  89

22.  HEADINGS..............................................................  90

23.  COUNTERPARTS..........................................................  90

24.  ENTIRE AGREEMENT, ETC.................................................  90

25.  WAIVER OF JURY TRIAL..................................................  90

26.  CONSENTS, AMENDMENTS, WAIVERS, ETC....................................  91

27.  SEVERABILITY..........................................................  91

                                REVOLVING CREDIT
                                       AND
                               TERM LOAN AGREEMENT


         This REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of August 28, 1998, by and among (a) TRAILER BRIDGE, INC. (the "Borrower"), a Delaware corporation having its principal place of business at 10405 New Berlin Road East, Jacksonville, Florida 32226; (b) BANKBOSTON, N.A., a national banking association, and the other lending institutions listed on Schedule 1 attached hereto; and (c) BANKBOSTON, N.A., as agent for itself and such other lending institutions.

1.    DEFINITIONS AND RULES OF INTERPRETATION.
      ---------------------------------------

1.1. Definitions. The following terms shall have the meanings set forth in this
Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

         Accounts Receivable. All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles, provided that any amounts owing to the Borrower consisting of demurrage charges in respect of Motor Vehicle Equipment, Containers or other equipment of the Borrower and its Subsidiaries shall not be included in the definition of Accounts Receivable.

         Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to Section 8.4(d) hereof.

         Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

         Agent.  BankBoston, N.A. acting as agent for the Banks.

         Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

         Agent's Special Counsel. Bingham Dana LLP or such other counsel as may be approved by the Agent.

         Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period.

                         Leverage               Base Rate Loans        Eurodollar Rate Loans       Commitment Fee
      Level               Ratio                Applicable Margin         Applicable Margin              Rate
      -----              --------              -----------------       ---------------------       --------------

        I             > 2.75:1.00                    0.50%                      1.75%                   0.500%

        II            > 2.25:1.00 and                0.25%                      1.50%                   0.500%
                        <2.75:1.00

        III           > 1.75:1.00 and                 0.00%                     1.25%                   0.375%
                        <2.25:1.00

        IV              < 1.75:1.00                   0.00%                     1.00%                   0.250%


  For the purposes of this definition of Applicable Margin, the symbol "<" shall mean "less than" and the symbol ">" shall mean "greater than or equal to".

         Notwithstanding the foregoing, (a) the Applicable Margin shall not be lower than the percentages corresponding to Level II in the table above during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after September 30, 1998, (b) if the Borrower fails to deliver any Compliance Certificate in accordance with Section 8.4(d) hereof, then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above and (c) during the period beginning on the Term Out Date and ending on the Maturity Date, the Applicable Margin shall be increased by 0.25% above the amounts set forth in the table above.

         Appraised Fair Market Value. With respect to any Eligible Vessel, the value of such Eligible Vessel as determined in an appraisal performed by Jacques Pierot Jr. & Sons, Inc., or another qualified independent appraiser approved by the Agent, less any material decline in value since the date of the most recent appraisal of such Eligible Vessel as a result of market conditions or other factors, such decline in value to be determined by the Borrower in its reasonable judgment.

         Assignment and Acceptance.  See Section 19.1.

         Assignment of Contracts. The collateral assignment of contracts, permits, licenses and approvals, dated as of a date subsequent to the Closing Date, executed and delivered by the Borrower to the Agent and substantially in the form of Exhibit F attached hereto.

         Assignment of Insurance. The collateral assignment of insurance policies, dated as of the date hereof, executed and delivered by the Borrower to the Agent and substantially in the form of Exhibit G attached hereto.

         Balance Sheet Date.  December 31, 1997.

         Banks. BankBoston and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 19.

         Base Rate. The higher of (a) the annual rate of interest announced from time to time by BankBoston at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (0.50%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

         Base Rate Loans. Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the Base Rate.

         BkB.  BankBoston, N.A. in its individual capacity.

         BkB Existing Debt. The Indebtedness for borrowed money of the Borrower to BkB under the committed Chattel Mortgage Line of Credit extended by BkB to the Borrower existing immediately prior to the Closing Date as evidenced by the BkB Existing Debt Documents.

         BkB Existing Debt Documents. Collectively, the letter agreement, dated as of February 27, 1997, between the Borrower and BkB, as amended by the letter agreement, dated as of March 20, 1998, between the Borrower and BkB, as further amended by the letter agreement, dated as of April 10, 1998, between the Borrower and BkB, and the several promissory notes issued by the Borrower in favor of BkB in connection therewith.

         Borrower.  As defined in the preamble hereto.

         Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks and the Agent pursuant to Section 8.4(e) or Section 12.5, which is equal to the sum of:

                  (a) 80% of Eligible Accounts Receivable for which invoices have been issued and are payable; plus

                  (b) 90% of the Net Book Value of Eligible Motor Vehicle Equipment; plus

                  (c) 80% of the Net Book Value of Eligible Containers; plus

                  (d) 80% of the Net Book Value of Eligible Chassis; plus

                  (e)  70% of the Appraised Fair Market Value of Eligible
         Vessels.

         Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

         Business Day. Any day on which banking institutions in Boston, Massachusetts are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

         Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

         Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

         Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         CERCLA.  See Section 7.18.

         Charter. The charter of the RoRo Barges from K-Corp to the Borrower to operate the RoRo Barges exclusively between the mainland U.S. and Puerto Rico, in the form delivered to the Agent and the Banks on or prior to the date hereof.

         Charter Assignment. The collateral assignment of the Charter, dated as of the date hereof, executed and delivered by the Borrower to the Agent and in substantially the form of Exhibit H attached hereto.

         Chassis. All chassis that are used or usable by the Borrower and its Subsidiaries in the conduct of their business.

         Closing  Date.  The first date on which the conditions set forth in
Section 11 have been satisfied and the initial Revolving Credit Loans are to be made.

         Code.  The Internal Revenue Code of 1986, as amended.

         Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

         Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Loans to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Commitment Fee Rate. The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading "Commitment Fee Rate."

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

         Compliance Certificate.  See Section 8.4(d).

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         Consolidated Net Income. The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles.

         Consolidated Operating Cash Flow. For any period, an amount equal to
(a) the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation, and amortization and all other noncash charges for such period, less (b) the sum of (i) cash payments for all income taxes paid during such period, plus (ii) ten percent (10%) of Capital Expenditures made during such period after deducting from Capital Expenditures an amount equal to the reduction (if any) in restricted cash and investments as shown on the Borrower's balance sheet at the end of such period from the amount of restricted cash and investments shown on the Borrower's balance sheet at the end of the prior period, to the extent that restricted cash and investments represents funds readily available for Capital Expenditures.

         Consolidated Rental Obligations. All obligations of the Borrower and its Subsidiaries in respect to operating leases regarding revenue equipment, including, without limitation, Motor Vehicle Equipment, Containers, Chassis and bareboat charters of Vessels, having a term of twelve (12) months or more where the Borrower or any of its Subsidiaries is a lessee, calculated as the net present value (calculated at a discount rate of eight percent (8%)) of the minimum future rentals due over the term of all such leases, provided that bareboat charters of Vessels between the Borrower and K-Corp shall be deemed to have a term of six (6) years for purposes of this calculation.

         Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:

                  (a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

                  (b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

                  (c) Investments in and advances to non-Consolidated Affiliates; plus

                  (d) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

         Consolidated Total Assets. All assets of the Borrower and its Sub-sidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         Consolidated Total Debt. With respect to the Borrower and its Subsidiaries on a consolidated basis as at any date of determination, an amount (without duplication) equal to the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis at such date pursuant to any agreement or instrument to which the Borrower or any of its Subsidiaries is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases.

         Consolidated Total Debt Service. For any fiscal period with respect to the Borrower and its Subsidiaries, the sum of (a) Consolidated Total Interest Expense for such period, plus (b) any and all scheduled payments of principal in respect of Indebtedness of the Borrower and its Subsidiaries made or required to be made in such period.

         Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid in cash by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

         Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.

         Containers. Collectively, all cargo containers and all related equip-ment and accessions that are used or usable by the Borrower and its Subsidiaries in the conduct of their business.

         Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with Section 2.7.

         Credit Agreement. This Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto, all as amended and in effect from time to time.

         Debt Service Coverage Ratio. As at the end of any fiscal quarter, the ratio of (a) Consolidated Operating Cash Flow for the period of four (4) fiscal quarters then ended to (b) Consolidated Total Debt Service of the Borrower and its Subsidiaries for such period.

         Default.  See Section 13.

         Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of a Person.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Revolving Credit Loan or the Term Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7 or all or any portion of the Term Loan is converted or continued in accordance with Section 4.5.

         Earnings Before Interest and Taxes. The consolidated operating income of the Borrower and its Subsidiaries for any period as shown on the Borrower's statement of operations, calculated in accordance with generally accepted accounting principles and in a manner consistent with the calculation of consolidated operating income in the Borrower's statement of operations for the fiscal year ended on the Balance Sheet Date.

        Eligible Accounts Receivable. The aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (a) that the Borrower reasonably and in good faith determines to be collectible; (b) that are with account debtors that (i) are not Affiliates of the Borrower, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (iii) are not insolvent or involved, whether voluntary or involuntary, in any case or proceeding under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (iv) are creditworthy; (c) that are in payment of obligations that have been fully performed and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents; (e) in which the Agent has a valid and perfected first priority security interest for the benefit of the Banks and the Agent; (f) that are not outstanding for more than ninety (90) days past the earlier to occur of (i) the date of the respective invoices therefor and (ii) the date of shipment thereof in the case of goods or the end of the calendar month following the provision thereof in the case of services; (g) that are not due from an account debtor located in Minnesota unless the Borrower (i) has received a certificate of authority to do business and is in good standing in such state or (ii) has filed a notice of business activities report with the appropriate office or agency of such state for the current year; (h) that are not due from any single account debtor if any of the Accounts Receivable owing from such account debtor would otherwise not be Eligible Accounts Receivable;
(i) that are payable in Dollars; (j) that are not payable from an office outside of the United States or Puerto Rico; and (k) that are not secured by a letter of credit unless the Agent has a prior, perfected security interest in such letter of credit.

         Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

         Eligible Chassis. Chassis in which the Borrower or any of its Subsidiaries has title and that (a) are subject to a first priority perfected security interest in favor of the Agent for the benefit of the Banks and the Agent, (b) are subject to no other liens, security interests or other encumbrances of any sort except for Permitted Liens under Section 9.2(e),
(c) are in a serviceable condition and used in the normal course of the Borrower's intermodal transportation business, (d) have Net Book Value greater than zero and (e) have not suffered an Event of Loss.

         Eligible Containers. Containers owned by the Borrower or any of its Subsidiaries that (a) are subject to a first priority perfected security interest in favor of the Agent for the benefit of the Banks and the Agent, (b) are subject to no other liens, security interests or other encumbrances of any sort except for Permitted Liens under Section 9.2(e), (c) are in a serviceable condition and used in the normal course of the Borrower's intermodal transportation business, (d) have Net Book Value greater than zero and (e) have not suffered an Event of Loss.

         Eligible Motor Vehicle Equipment. Motor Vehicle Equipment in which the Borrower or any of its Subsidiaries has title and in which the Agent, for the benefit of the Banks and the Agent, has a first priority perfected lien and security interest.

         Eligible Vessels. Vessels owned by the Borrower or any of its Subsidiaries that are subject to a perfected first preferred mortgage lien and security interest in favor of the Agent for the benefit of the Banks and the Agent and that are used by the Borrower and its Subsidiaries in the conduct of their intermodal transportation business.

         Employee Benefit Plan. Any employee benefit plan within the meaning of
Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         Environmental Laws.  See Section 7.18(a).

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

         Eurodollar Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

         Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (i) the arithmetic average of the rates per annum for the Agent (rounded upwards to the nearest 1/16 of one percent) of the rate at which the Agent's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Agent to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         Eurodollar Rate Loans. Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the Eurodollar Rate.

         Event of Default.  See Section 13.

         Event of Loss. With respect to any Container or Chassis, any of the following:

         (a) total loss or destruction thereof;

         (b) theft or disappearance thereof without recovery within thirty (30) days after such theft or disappearance becomes known to the Borrower or any of its Subsidiaries;

         (c) damage rendering such Container or Chassis, as the case may be, unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost; and

         (d) any condemnation, seizure, forced sale or other taking of title to or use of any such Container or Chassis, as the case may be.

         Fee Letter. The fee letter, dated as of the Closing Date, between the Borrower and the Agent, as the same may be amended, modified or supplemented from time to time.

         First Preferred Vessel Mortgages. Collectively, the First Preferred Vessel Mortgages from the Borrower or any of its Subsidiaries to the Agent from time to time in form and substance satisfactory to the Banks and the Agent.

         generally accepted accounting principles. (a) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Guaranty. The Guaranty made by each Subsidiary of the Borrower in favor of the Banks and the Agent pursuant to which each Subsidiary of the Borrower guaranties to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Banks and the Agent.

         Hazardous Substances.  See Section 7.18(b).

         Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, the obligations to reimburse the issuer in respect of any letters of credit and all obligations in respect of currency hedging or interest rate protection agreements.

         Interest Coverage Ratio. As at the end of any fiscal quarter, the ratio of (a) Earnings Before Interest and Taxes for the period of four (4) fiscal quarters then ended to (b) Consolidated Total Interest Expense of the Borrower and its Subsidiaries payable in cash for such period.

         Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter which includes the Drawdown Date thereof and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

         Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request
(i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                  (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                  (c) if the Borrower shall fail to give notice as provided in
         Section 2.7, the Borrower shall be deemed to have requested a conver-sion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                  (d) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                  (e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

         Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         K-Corp.  Kadampanattu Corp., a Delaware corporation.

         Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Debt of the Borrower and its Subsidiaries outstanding on such date, plus Consolidated Rental Obligations outstanding on such date, to (b) Consolidated Tangible Net Worth of the Borrower and its Subsidiaries at such time.

         Loan Documents. This Credit Agreement, the Notes, the Security Documents, the Fee Letter and any interest rate protection agreements or currency hedging agreements between the Borrower and any of its Subsidiaries and any of the Banks.

         Loan Request.  See Section 2.6.

         Loans.  The Revolving Credit Loans and the Term Loan.

         Majority Banks. As of any date, the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment.

         MARAD Financing. The financing arrangements for the construction of the TBC Barges evidenced by the MARAD Financing Documents.

         MARAD Financing Documents. The ship-financing bonds and notes in the original aggregate principal amount of $27,433,000 guaranteed by the Maritime Administration, United States Department of Transportation, under the Title XI Federal Ship Financing Program, and all of the documents related thereto.

         Maturity Date. The date which is the fourth anniversary of the Term Out Date.

         Motor Vehicle Equipment. Collectively, all trucks, trailers, tractors, service vehicles, automobiles, and all related equipment and accessions that are used or usable by the Borrower and its Subsidiaries in the conduct of their business.

         Multiemployer Plan.  Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Net Book Value. With respect to Eligible Motor Vehicle Equipment, Eligible Containers and Eligible Chassis, the Original Cost to the Borrower or any of its Subsidiaries of such Motor Vehicle Equipment, Container or Chassis, as the case may be, adjusted to reflect depreciation in accordance with the applicable depreciation method set forth on Schedule 1.2 attached hereto.

         Notes.  See Section 2.4.

         Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or any of the Notes or other instruments at any time evidencing any thereof.

         Original Cost. With respect to any Motor Vehicle Equipment, Container or Chassis, the purchase price therefor expressed in Dollars, as determined in accordance with generally accepted accounting principles, consistently applied.

         outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

         PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

         Perfection Certificate. The Perfection Certificate as defined in the Security Agreements.

         Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2.

         Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Rate Adjustment Period.  See the definition of Applicable Margin.

         Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

         Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

         Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

         RoRo Barges. The two roll-on roll-off barges known as the Jax-San Juan Bridge, Official No. 667879 and the San Juan-Jax Bridge, Official No. 667317, respectively, each configured to carry 416 48-foot over-the-road trailers, operated as U.S. flag barges.

         Security Agreements. The several Security Agreements between the Borrower and its Subsidiaries and the Agent from time to time in form and substance satisfactory to the Banks and the Agent.

         Security Documents. The Assignment of Contracts, the Assignment of Insurance, the Charter Assignment, the Security Agreements, the First Preferred Vessel Mortgages, and the Guarantees.

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         TB Coastwise.  TB Coastwise, Inc., a Delaware corporation.

         TBC Barges. Collectively, the three (3) Triplestack Box Carrier barges known as the Chicago Bridge, the Charleston Bridge, and the Atlanta Bridge and the two (2) Triplestack Box Carrier Barges currently under construction, each configured to carry 213 53-foot containers stacked three (3) high on a single deck, each of which is or will be operated as U.S. flag barges.

         Term Loan. The principal amount of Revolving Credit Loans outstanding on the Term Out Date which have been converted into a term loan pursuant to
Section 3.3 and Section 4.1.

         Term Out Date. August 28, 2000, subject to extension in accordance with Section 2.10 hereof.

         Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

         Type. As to any Revolving Credit Loan or all or any portion of the Term Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

         Vessels. Collectively, the RoRo Barges, the TBC Barges and any other vessels now owned or bareboat chartered or hereafter acquired or bareboat chartered by the Borrower or any of its Subsidiaries.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2.  Rules of Interpretation.


                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law.

                  (d) A reference to any Person includes its permitted successors and permitted assigns.

                  (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                  (f) The words "include", "includes" and "including" are not limiting.

                  (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                  (h) Reference to a particular "Section" refers to that section of this Credit Agreement unless otherwise indicated.

                 (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

2.    THE REVOLVING CREDIT FACILITY.
      -----------------------------

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Term Out Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in
Section 11 and Section 12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.2. Commitment Fee. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of the Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Term Out Date by which the Total Commitment exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Term Out Date or any earlier date on which the Commitments shall terminate.

2.3. Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time on or before the Term Out Date upon five (5) Business Days prior written notice to the Agent to reduce by $3,000,000 or an integral multiple of $1,000,000 in excess thereof or terminate entirely the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction of the Commitments may be reinstated.

2.4. The Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a "Note"), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Note, an appropriate notation on such Bank's Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5. Interest on Revolving Credit Loans. Until the Term Out Date, except as otherwise provided in Section 2.11 or Section 5.10,

                  (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin then applicable to Base Rate Loans.

                  (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin then applicable to Eurodollar Rate Loans.

                  (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

                  (d) Upon the occurrence of the Term Out Date, the interest rate applicable to the Loans shall be determined pursuant to Section
         4.5 hereof.

2.6. Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no less than (a) two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $250,000.

2.7.  Conversion Options.

         2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Days prior written notice of such election; (b) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto; (c) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days prior written notice of such election and (d) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $1,000,000. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

         2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

         2.7.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000.

2.8.  Funds for Revolving Credit Loans.

         2.8.1. Funding Procedures. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sections 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

         2.8.2. Advances by Agent. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.9. Change in Borrowing Base. The Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to Section 8.4(e)) or on a Drawdown Date by the Agent by reference to the Borrowing Base Report delivered to the Banks and the Agent pursuant to Section 8.4(e), or with respect to such Drawdown Date, the Borrowing Base Report delivered to the Banks and the Agent pursuant to Section 12.5.

2.10. Extension of Term Out Date. The Term Out Date shall initially be August 28, 2000. The Borrower may request in writing to the Agent, no earlier than one hundred twenty (120) days and no later than ninety (90) days prior to the date which is one (1) year prior to the Term Out Date then in effect, a one-year extension of the Term Out Date. If the Borrower delivers to the Agent such a request within the period provided above for any Term Out Date, no Default or Event of Default has occurred and is continuing and the Agent and each of the Banks consent, in their sole discretion, to such extension of the Term Out Date not later than the 30th day prior to the date which is one (1) year prior to the then effective Term Out Date, then the Term Out Date shall be extended by one
(1) year provided that no extension of the Term Out Date pursuant to this
Section 2.10 shall constitute a waiver of, or shall otherwise affect any rights or remedies of the Banks in respect of, any Default or Event of Default that may be continuing at the time of such extension.

2.11. BkB Existing Debt.

         2.11.1. BkB Existing Debt Documents Superseded. This Agreement shall on the Closing Date supersede the BkB Existing Debt Documents in their entirety, except as provided in Section 2.11.3. On the Closing Date, the rights and obligations of the parties evidenced by the BkB Existing Debt Documents shall be evidenced by this Agreement and the other Loan Documents.

         2.11.2. Return and Cancellation of Notes. As soon as reasonably practicable after BkB's receipt of its Note hereunder on the Closing Date, BkB will promptly return to the Borrower, marked "Cancelled", any notes of the Borrower held by BkB in respect of the BkB Existing Debt.

        2.11.3. Interest and Fees Under BkB Existing Debt Documents. Notwithstanding any provisions to the contrary elsewhere contained in this Agreement, the portion of Revolving Credit Loans which evidence and replace the BkB Existing Debt in accordance with Section 11.14 hereof shall continue to bear interest and be payable to the Agent at the same rates and times provided in the BkB Existing Debt Documents as if the underlying documents relating to such BkB Existing Debt were still in full force and effect. Schedule 2.11 attached hereto sets forth the outstanding principal balance and the amortization of the BkB Existing Debt and the interest rates applicable thereto. The Borrower hereby promises to pay principal of the BkB Existing Debt in accordance with the amortization schedules set forth on Schedule 2.11 and interest thereon at the rates specified therein monthly in arrears on the first Business Day of each month.

3.    REPAYMENT OF THE REVOLVING CREDIT LOANS; CONVERSION INTO TERM LOAN.
      ------------------------------------------------------------------

3.1. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans exceeds the lesser of (a) the Total Commitment and (b) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Agent for application to the Revolving Credit Loans.

3.2. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, subject to Section 5.9, at any time without penalty or premium, provided that the full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least three (3) Business Days prior written notice, of any proposed repayment pursuant to this Section 3.3 of Base Rate Loans, and four (4) Eurodollar Business Days notice of any proposed repayment pursuant to this Section 3.3 of Eurodollar Rate Loans, in each case, specifying the proposed date of payment of Revolving Credit Loans and the principal amount to be paid. Each such partial prepayment of the Loans shall be in a minimum amount of $1,000,000, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment and shall be applied first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

3.3. Term Out Date. On the Term Out Date, no Bank shall have any further Commitment to make Revolving Credit Loans to the Borrower and the outstanding Revolving Credit Loans shall convert into the Term Loan in accordance with
Section 4.1 hereof.

4.    THE TERM LOAN.
      -------------

4.1. Conversion of Revolving Credit Loans into Term Loan. Upon the occurrence of the Term Out Date, subject to the terms and conditions contained herein, the outstanding Revolving Credit Loans shall automatically convert into the Term Loan. The portion of the Term Loan owed to each Bank shall be equal to the portion of the then outstanding Revolving Credit Loans owing to such Bank.

4.2. The Notes. The Term Loan shall be evidenced by the Notes. The Borrower irrevocably authorizes each Bank to make or cause to be made a notation on such Bank's Note Record reflecting the original principal amount of such Bank's Commitment Percentage of the Term Loan and, at or about the time of such Bank's receipt of any principal payment on such Bank's Note, an appropriate notation on such Bank's Note Record reflecting such payment. The aggregate unpaid amount set forth on such Bank's Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Note Record shall not affect the obligations of the Borrower hereunder or under any Note to make payments of principal of and interest on any Note when due.

4.3. Mandatory Payments of Principal of Term Loan. The Borrower promises to pay to the Agent for the account of the Banks the principal amount of the Term Loan in sixteen (16) consecutive quarterly payments, payable on the last day of each calendar quarter commencing on the first such date after the Term Out Date, with a final payment on the Maturity Date in an amount equal to the unpaid balance of the Term Loan. Additionally, if at any time the aggregate principal amount of the Term Loan exceeds the Borrowing Base, the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the remaining installments of principal of the Term Loan in the inverse order of maturity.

4.4. Optional Prepayment of Term Loan. The Borrower shall have the right at any time to prepay the Term Loan on or before the Maturity Date, as a whole, or in part, subject to Section 5.9, upon not less than five (5) Business Days prior written notice to the Agent, without premium or penalty, provided that (a) each partial prepayment shall be in a minimum amount of $1,000,000, (b) no portion of the Term Loan bearing interest at the Eurodollar Rate may be prepaid pursuant to this Section 4.4 on the last day of the Interest Period relating thereto, and
(c) each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective outstanding amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Any prepayment of principal of the Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Term Loan in the inverse order of maturity. No amount repaid with respect to the Term Loan may be reborrowed.

4.5.  Interest on Term Loan.

         4.5.1. Interest Rates. Except as otherwise provided in Section 5.10, from and after the Term Out Date, the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:

             (a) To the extent that all or any portion of the Term Loan is a Base Rate Loan, the Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the Base Rate plus the Applicable Margin then applicable to Base Rate Loans.

             (b) To the extent that all or any portion of the Term Loan is a Eurodollar Rate Loan, the Term Loan or such portion shall bear interest during such Interest Period at the rate of per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin then applicable to Eurodollar Rate Loans.

         The Borrower promises to pay interest on the Term Loan or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

         4.5.2. Conversion Options. After the Revolving Credit Loans shall have been converted into the Term Loan, the provisions of Section 2.7 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Credit Loans.

         4.5.3. Amounts, etc. Any portion of the Term Loan bearing interest at the Eurodollar Rate relating to any Interest Period shall be in the amount of $1,000,000. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the Eurodollar Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at a rate calculated by reference to the Base Rate.

         4.5.4. Eurodollar Rate Loans. In the case of any Revolving Credit Loans which bore interest with reference to the Eurodollar Rate on the Term Out Date, the portions of the Term Loan into which such Revolving Credit Loans were converted shall continue to bear interest with reference to such rates for the applicable Interest Periods elected with respect thereto and the Borrower shall pay interest on the applicable Interest Payment Dates with respect thereto, provided that, any change in the interest rate spreads over the Base Rate, or Eurodollar Rate applicable to any of the Base Rate Loans, or Eurodollar Rate Loans, respectively, resulting from the conversion of the Revolving Credit Loans into the Term Loan shall be effective as of the Term Out Date.

5.    CERTAIN GENERAL PROVISIONS.
      --------------------------

5.1. Fee. The Borrower agrees to pay to the Agent the fees set forth in the Fee Letter.

5.2.  Funds for Payments.

         5.2.1. Payments to Agent. All payments of principal, interest, commit-ment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

         5.2.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan
      Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5.3. Computations. All computations of interest on Eurodollar Rate Loans and of commitment or other fees shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans shall be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

5.4. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

5.5. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 5.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

5.6. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

                (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or the other Loan Documents, or

                (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

                (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

                         (i) to increase the cost to any Bank of making,
                  funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment, or

                        (ii) to reduce the amount of principal, interest or
                  other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or

                       (iii) to require such Bank or the Agent to make any
                  payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

5.7. Capital Adequacy. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Bank or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with Section 5.8 hereof. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.8. Certificate. A certificate setting forth any additional amounts payable pursuant to Section 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.9. Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of
(a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans,
(b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

5.10. Interest After Default.

         5.10.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

         5.10.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to Section 26, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to Section 2.5 or Section 4.5, as the case may be, and (b) the rate of interest applicable to overdue principal pursuant to Section 5.10.1.

6.    COLLATERAL SECURITY.
      -------------------

         The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower or any of its Subsidiaries is a party. Without limiting the generality of the foregoing, the Obligations shall be secured by the following:

                  (a) a perfected first priority lien and security interest in substantially all assets of the Borrower and its Subsidiaries (other than TB Coastwise) pursuant to the terms of the Security Agreements provided, that the Borrower shall not be required to secure the Obligations with a second lien on tangible assets subject to first priority Permitted Liens;

                  (b) a perfected first priority security interest in and assignment of all the Borrower's right, title, and interest in and to any insurance and/or insurance policies with respect to each of the Eligible Vessels, such security interest to be granted pursuant to the Assignment of Insurance;

                  (c) a perfected first priority security interest in and assignment of all the Borrower's right, title and interest in and to all contracts, permits and licenses relating to each Eligible Vessel, such security interest to be granted pursuant to the Assignment of Contracts;

                  (d) a perfected first priority security interest in and assignment to all of the Borrower's right, title and interest in and to the Charter, such security interest to be granted pursuant to the Charter Assignment; and

                  (e) a perfected first preferred mortgage lien and security interest in each Eligible Vessel pursuant to the terms of the First Preferred Vessel Mortgages.

         As further security for the Obligations, the Borrower hereby agrees, that in the event the Borrower acquires or establishes any new Subsidiaries, the Borrower shall within thirty (30) days after such date cause such Subsidiary to enter into a guaranty, in form and substance satisfactory to the Agent, in favor of the Banks pursuant to which such Subsidiary shall guaranty the payment and performance of the Obligations and to cause the obligations of each Subsidiary under such Guaranty to be secured by a perfected first priority security interest (subject only to Permitted Liens) on all of the assets of such Subsidiary pursuant to the terms of security documents satisfactory to the Agent.

7.    REPRESENTATIONS AND WARRANTIES.
      ------------------------------

         The Borrower represents and warrants to the Banks and the Agent as follows:

7.1.  Corporate Authority.

         7.1.1. Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or its Subsidiaries.

         7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

         7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforce-ment of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

7.4.  Financial Statements and Forecasts.

         7.4.1. Financial Statements. There has been furnished to the Agent a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income and a consolidated statement of cash flows for the fiscal year then ended, certified by the Borrower's independent certified public accountants. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower not disclosed in said balance sheet and the related notes thereto.

         7.4.2. Forecasts. The forecasts of key financial information of the Borrower and its Subsidiaries for the 1998 and 1999 fiscal years, copies of which have been delivered to each Bank, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such forecasts. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such forecasts. The forecasts are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

7.5. No Material Changes, etc. (a) Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or its Subsidiaries. Since the Balance Sheet Date, the Borrower has not made any Distributions. (b) Each of the Borrower and its Subsidiaries, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, (i) is solvent,
(ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as they become absolute and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

7.6. Franchises, Patents, Copyrights, etc. Each of the Borrower and its Sub-sidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

7.7. Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8. No Materially Adverse Contracts, etc. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower or any of its Subsidiaries.

7.9. Compliance With Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower or any of its Subsidiaries.

7.10. Tax Status. The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

7.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

7.12. Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "invest-ment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

7.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or rights thereunder.

7.14. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

7.15. Certain Transactions. None of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.16. Employee Benefit Plans.

         7.16.1. In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under
      Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

         7.16.2. Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of
      Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termina-tion (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

         7.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f)of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortiza-tion periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

         7.16.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under
      Section 4041A of ERISA.

7.17. Regulations U and X. The proceeds of the Loans shall be used (a) to refinance existing Indebtedness, (b) to finance the acquisition of Vessels and equipment and (c) for working capital and general corporate purposes. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.18. Environmental Compliance. The Borrower has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

                  (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or the Vessels or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower or any of its Subsidiaries;

                  (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
         Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environ-mental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

                  (c) except as set forth on Schedule 7.18 attached hereto: (i) no portion of the Real Estate or any Vessel has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate or the Vessels except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Vessels, the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

                  (d) None of the Borrower and its Subsidiaries, any of the Real Estate or any Vessel is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any First Preferred Vessel Mortgage or to the effectiveness of any other transactions contemplated hereby.

7.19. Subsidiaries, etc. TB Coastwise is the only Subsidiary of the Borrower. Except as set forth on Schedule 7.19 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other person.

7.20. Bank Accounts. Schedule 7.20 sets forth the account numbers and location of all bank accounts of the Borrower and its Subsidiaries.

7.21. Real Property. Other than sales offices consisting of leases of shared office space and except as set forth on Schedule 7.21, neither the Borrower nor any Subsidiary of the Borrower owns or leases (as lessee or sublessee) any Real Estate.

7.22. Principal Place of Business. The Borrower's principal place of business is 10405 New Berlin Road East, Jacksonville, Florida 32226. The principal place of business of each Subsidiary of the Borrower is as set forth in the Security Agreement to which such Subsidiary is a party.

7.23. Disclosure. None of this Credit Agreement nor any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, exclusive of effects resulting from changes in general economic conditions, its business, assets, financial condition or prospects.

7.24. Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year that is the twelve months ending December 31 of each year.

7.25. Insurance. Schedule 7.25 attached hereto lists the policies and types and amounts of coverage (including deductibles) of theft, fire, liability, life, property and casualty and other insurance owned or held by the Borrower and its Subsidiaries on the date hereof. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, underwriters or mutual indemnification associations and are of the kinds, cover such risks and are in such amounts, with such deductibles and exclusions, as are required under
Section 8.8 hereof and under the Security Documents. All such policies are in full force and effect; are sufficient for compliance by the Borrower and its Subsidiaries with all requirements of law and all agreements to which the Borrower or such Subsidiary is a party; are valid and enforceable policies and will remain in full force and effect through the respective dates set forth in such schedule; and coverage thereunder will not be reduced by, or terminate or lapse by reason of, the transactions contemplated by this Credit Agreement.

7.26. Concerning the Vessels. (a) The Borrower's ownership and operation of each Vessel complies with all applicable requirements of the Shipping Act, 1916, as amended and in effect, and all applicable regulations thereunder. The Borrower is a citizen of the United States for purposes of operating each of the Vessels in the registry of coastwise trade in accordance with Section 2 of the Shipping Act of 1916, as amended and in effect, and the regulations thereunder. Each Vessel is (a) covered by hull and machinery, protection and indemnity and excess liability insurance, and (b) operated and maintained as a vessel in the registry of coastwise trade in accordance with the Shipping Act, 1916, as amended and in effect, and the regulations thereunder.

      (b) Neither of the RoRo Barges is subject to any charter other than the Charter.

7.27. MARAD Financing Documents. The Borrower has furnished to the Banks true, correct and complete copies of the MARAD Financing Documents. None of the MARAD Financing Documents has been amended, modified or supplemented as of the date hereof. Each of the representations and warranties of the Borrower and its Subsidiaries contained in the MARAD Financing Documents is true and correct in all materials respects as of the Closing Date.

7.28. Year 2000 Problem. The Borrower and its Subsidiaries have reviewed the areas within their businesses and operations which could be adversely affected by the "Year 2000 Problem" (i.e. the risk that computer applications used by the Borrower or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based upon such review, the Borrower reasonably believes that the "Year 2000 Problem" will not have any materially adverse effect on the business or financial condition of the Borrower or any of its Subsidiaries.

8.    AFFIRMATIVE COVENANTS OF THE BORROWER.
      -------------------------------------

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the commitment fees and all other amounts provided in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and the such other Loan Documents.

8.2. Maintenance of Office. The Borrower will maintain its chief executive office in Jacksonville, Florida, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

8.3. Records and Accounts. The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

8.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Banks:

                  (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by Deloitte & Touche LLP or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default during the period covered by such certification, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

                  (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

                  (c) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year, the annual budget for the Borrower for the next succeeding fiscal year, such annual budget to be set forth in reasonable detail on a quarter-to-quarter basis;

                  (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

                  (e) within fifteen (15) days after the end of each calendar month or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month;

                  (f) simultaneously with the delivery of the financial statements referred to in subsection (b) above, an Accounts Receivable aging report;

                  (g) simultaneously with the delivery of the financial statements referred to in subsection (a) above, projections covering five-year periods of the Borrower and its Subsidiaries updating those forecasts delivered to the Banks and referred to in Section 7.4.2 and in form and substance reasonably acceptable to the Agent or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 8.4(i);

                  (h) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

                  (i) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Bank may reasonably request;

                  (j) once each calendar year, or more frequently as determined by the Agent or the Majority Banks upon the request of the Agent or the Majority Banks, the Borrower will, at its own expense, obtain and deliver to the Agent and the Banks appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating the then current fair market values of all or any portion of the Eligible Vessels. Such appraisal may include an inspection of each such Vessel by marine engineers or other surveyors selected by the Agent in its sole discretion.

8.5.  Notices.

         8.5.1. Defaults. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.

         8.5.2. Environmental Events. The Borrower will promptly give notice to the Agent (i) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investi-gation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower or any of its Subsidiaries, or the Agent's security interests pursuant to the Security Documents.

         8.5.3. Notification of Claims Against Collateral. The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to the Real Estate or Vessels, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject.

         8.5.4. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceed-ings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

8.6. Corporate Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. The Borrower (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

8.7. Title and Registration. The Borrower will, and will cause each of its Subsidiaries to, maintain all Motor Vehicle Equipment and Chassis, now owned or hereafter acquired by the Borrower or any of its Subsidiaries, which, under applicable law, is required to be registered, to be properly registered in the name of such Person and cause all Motor Vehicle Equipment and Chassis, now owned or hereafter acquired by the Borrower or any of its Subsidiaries, the ownership of which, under applicable law, is evidenced by a certificate of title, to be properly titled in the name of such Person, with the Administrative Agent's lien noted thereon.

8.8. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents.

8.9. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Borrower on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

8.10. Inspection of Properties and Books, etc.

         8.10.1. General. The Borrower shall permit the Banks, accompanied by the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

         8.10.2. Collateral Reports. Upon the request of the Agent, the Borrower will obtain and deliver to the Agent a report of an independent collateral auditor satisfactory to the Agent (which may be affiliated with one of the Banks) with respect to the Accounts Receivable and other assets included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or its applicable Subsidiary) and other assets (including verification as to the value, location and respective types). All such collateral value reports shall be conducted and made at the expense of the Borrower.

         8.10.3. Communication with Accountants. The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 8.10.3.

8.11. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If at any time while any Loan or Note is outstanding or either Bank has any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.

8.12. Employee Benefit Plans. The Borrower will (i) promptly upon request by the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon request by the Agent, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in
respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.13. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 7.17.

8.14. Concerning the Vessels. The Borrower shall at all times operate each Vessel in compliance in all respect with all applicable governmental rules, regulations and requirements pertaining to such vessels (including, without limitation, all requirements of the Shipping Act of 1916, as amended and in effect, applicable to each such vessel) and in compliance in all respects with all rules, regulations and requirements of the American Bureau of Shipping or other applicable classification society. The Borrower shall at all times maintain its citizenship in the United States for purposes of operating each of the Vessels in the coastwise trade in accordance with Section 2 of the Shipping Act of 1916, as amended and in effect, and the regulations thereunder. The Borrower shall furnish to the Agent and the Bank the certificate of the American Bureau of Shipping or other applicable classification society covering each of the Vessels no later than thirty (30) days after the end of each fiscal year of the Borrower. The Borrower shall keep each Vessel registered under the laws of the United States with a certificate of vessel documentation endorsed to evidence its ability to engage in coastwise trade.

8.15. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.    CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
      ------------------------------------------

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

9.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

               (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

               (b) current liabilities of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

               (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.9;

               (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

               (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

               (f) Indebtedness under the MARAD Financing Documents, provided that the principal amount of such Indebtedness shall not exceed the amount thereof existing on the Closing Date;

               (g) obligations under Capitalized Leases not exceeding $10,000,000 in aggregate amount at any time outstanding;

               (h) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or any Subsidiary of the Borrower, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $20,000,000 at any one time;

               (i) Indebtedness existing on the date of this Credit Agreement and listed and described on Schedule 9.1 hereto; and

               (j)  other Indebtedness not exceeding $10,000,000.

9.2. Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

               (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

               (b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

               (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

               (d) liens on properties other than Eligible Accounts Receivable, Eligible Motor Vehicle Equipment, Eligible Containers, Eligible Chassis and Eligible Vessels in respect of judgments or awards, the Indebtedness with respect to which is permitted by
         Section 9.1(d);

               (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties other than Eligible Vessels, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

               (f) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

               (g)  presently outstanding liens listed on Schedule 9.2 hereto;

               (h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 9.1(h), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

               (i) liens on the TBC Barges with respect to the Indebtedness permitted by Section 9.1(f); and

               (j) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

9.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

               (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

               (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

               (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

               (d)  Investments existing on the date hereof and listed on
         Schedule 9.3 hereto;

               (e) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 9.5.2; and

               (f) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding;

provided, however, that, with the exception of demand deposits referred to in
Section 9.3(b) and loans and advances referred to in Section 9.3(f), such Investments will be considered Investments permitted by this Section 9.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.

9.4. Distributions. The Borrower will not make any Distributions other than, if no Default or Event of Default has occurred and is continuing or would exist as a result of making such Distribution, Distributions in any fiscal year not to exceed in the aggregate fifty percent (50%) of positive Consolidated Net Income for the preceding fiscal year.

9.5.  Merger, Consolidation.

         9.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business) except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower.

         9.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the disposition of assets in the ordinary course of business, consistent with past practices, provided that, if no Default or Event of Default has occurred and is continuing, the Borrower may sell or transfer any trailers which do not constitute Eligible Motor Vehicle Equipment.

9.6. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7. Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any Vessel or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate or any Vessel, (d) conduct any activity at any Real Estate or any Vessel or use any Real Estate or Vessel in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or Vessel or (e) otherwise conduct any activity at any Real Estate or on any Vessel or use any Real Estate or Vessel in any manner that would violate any Environmental Law or bring such Real Estate or such Vessel in violation of any Environmental Law.

9.8. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement limiting its right to grant to the Agent and the Banks a lien or security interest in any of its assets (other than in connection with the MARAD Financing and purchase money Indebtedness permitted by Section 9.1(h), only with respect to assets pledged to secure such financ-
ing).

9.9.  Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

               (a) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

               (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

               (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

               (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

9.10. Change of Principal Place of Business or Corporate Name. Neither the Borrower nor any of its Subsidiaries will change its principal place of business or its corporate name unless it shall have (a) given the Agent at least thirty
(30) days' advance written notice of such change, and (b) filed in all necessary jurisdictions such documents as may be necessary to continue without impairment or interruption the perfection and priority of the liens on the Collateral in favor of the Agent pursuant to the Security Documents.

9.11. Fiscal Year. Neither the Borrower nor any of its Subsidiaries will change its fiscal year from that set forth in Section 7.24 hereof.

9.12. Modification of Certain Documents. The Borrower will not amend, supplement or otherwise modify the terms of or terminate, the Charter or any of the MARAD Financing Documents without the prior written consent of the Agent and the Banks.

9.13. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist
(a) any arrangement or contract with any of its other Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (includ-ing management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) requiring any payments to be made by the Borrower or any of its Subsidiaries to any Affiliate unless such arrange-ment is fair and equitable to the Borrower or such Subsidiary; or (b) any other transaction, arrangement, contract with any of their other Affiliates which would not be entered into by a prudent Person in the position of the Borrower or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates, provided, however, nothing contained in this Section 9.13 shall prohibit the Borrower from making payments otherwise permitted by Section 9.4 hereof.

9.14. Business Activities. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business activity it is not otherwise engaged in on the Closing Date, or engage in any business activity in any jurisdiction in which it does not operate as of the Closing Date, other than the coastwise freight service between New York and Florida scheduled to begin in October 1998 and other businesses related thereto.

9.15. TB Coastwise. The Borrower will not permit TB Coastwise to incur any Indebtedness or any liens or other security interest of any kind upon any of its property or engage in any business activity unless TB Coastwise shall enter into a guaranty, in form and substance satisfactory to the Agent, in favor of the Banks pursuant to which TB Coastwise shall guaranty the payment and performance of the Obligations and the obligations of TB Coastwise under such Guaranty are secured by a perfected first priority security interest (subject only to Permitted Liens) on all of the assets of TB Coastwise pursuant to the terms of security documents satisfactory to the Agent.

10.   FINANCIAL COVENANTS OF THE BORROWER.
      -----------------------------------

10.1. Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time to be greater than 3.50:1.00.

10.2. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as determined at the end of each fiscal quarter of the Borrower ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

          Period                                             Minimum Ratio
          ------                                             -------------

Closing Date to June 29, 1999                                  2.00:1.00
Thereafter                                                     2.50:1.00

10.3. Debt Service Coverage Ratio. The Borrower will not permit the Debt Service Coverage Ratio as determined at the end of each fiscal quarter of the Borrower ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

          Period                                             Minimum Ratio
          ------                                             -------------

Closing Date to March 30, 1999                                 1.00:1.00
March 31, 1999 to June 29, 1999                                1.10:1.00
Thereafter                                                     1.30:1.00

10.4. Consolidated Tangible Net Worth. The Borrower will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of $30,252,000 plus, on a cumulative basis, 50% of positive Consolidated Net Income for each fiscal year ending after the Closing Date and prior to such date of determination (with no deduction for any year in which there is a net loss).

11.   CLOSING CONDITIONS.
      ------------------

         The obligations of the Banks to make the initial Revolving Credit Loan shall be subject to the satisfaction of the following conditions precedent on or prior to September 30, 1998:

11.1. Loan Documents, etc.

         11.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

         11.1.2. MARAD Financing Documents. Each of the MARAD Financing Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. Each Bank shall have received a fully executed copy of each such document.

11.2. Certified Copies of Charter Documents. Each of the Banks shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

11.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

11.4. Incumbency Certificate. Each of the Banks shall have received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower of such Subsidiary, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

11.6. Perfection Certificates and UCC Search Results. The Agent shall have received from each of the Borrower and its Subsidiaries a completed and fully executed Perfection Certificate and the results of UCC searches with respect to its Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

11.7. Certificates of Insurance. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

11.8. Borrowing Base Report. The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of the end of the month most recently ended prior to the Closing Date.

11.9. Solvency Certificate. Each of the Banks shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

11.10. Opinions of Counsel. Each of the Banks and the Agent shall have received a favorable opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from William G. Gotimer, Jr., Esq., counsel to the Borrower and its Sub-sidiaries.

11.11. Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the fees contemplated by the Fee Letter.

11.12. Disbursement Instructions. The Agent shall have received disbursement instructions from the Borrower with respect to the proceeds of the initial Revolving Credit Loan.

11.13. BkB Existing Debt. Simultaneously with the closing hereunder, the Borrower shall convert the BkB Existing Debt, including all principal, interest, fees and other amounts outstanding in connection therewith, to Revolving Credit Loans hereunder pursuant to Section 2.11 and the Borrower shall take all actions necessary to effect the assignment and transfer of the liens on the collateral securing the BkB Existing Debt to the Agent for the benefit of the Banks and the Agent.

11.14. Financial Condition. The Banks shall be satisfied that the financial statements referred to in Section 7.4 fairly present the business and financial condition of the Borrower and its Subsidiaries, in each case as of the respective dates of such statements.

12.   CONDITIONS TO ALL BORROWINGS.
      ----------------------------

         The obligations of the Banks to make any Loan, including any Revolving Credit Loan and the Term Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.2. No Legal Impediment. No change shall have occurred in any law or regula-tions thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.

12.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

12.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

12.5. Borrowing Base Report. The Agent shall have received (a) the most recent Borrowing Base Report required to be delivered to the Agent in accordance with
Section 8.4(e) and (b) a Borrowing Base Report dated as of the Drawdown Date of the requested Loan and adjusted to reflect additions to and deletions from the most recent Borrowing Base Report delivered under Section 8.4(e).

13.   EVENTS OF DEFAULT; ACCELERATION; ETC.
      ------------------------------------

13.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

               (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

               (b) the Borrower shall fail to pay any interest on the Loans, the commitment fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

               (c) the Borrower shall fail to comply with any of its covenants contained in Sections 8, 9 or 10;

               (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13) for fifteen (15) days after the Borrower or any of its Subsidiaries becomes aware of such failure;

               (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

               (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

               (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

               (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

               (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $500,000;

               (j) if any of the loan documents shall be cancelled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the loan documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

               (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

               (l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

               (m) there shall occur any material damage to, or loss, theft or destruction of, any Collateral or any Vessel, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

               (n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

               (o) the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary included in the Borrowing Base or any assets of the Borrower or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $100,000; or

               (p) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
         Act) of 25% or more of the outstanding shares of Common Stock; or, during any period of twenty-four consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower and any new director is not approved by a majority of the directors who were on the board of directors of the Borrower at the beginning of such period;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in
Section 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

13.2. Termination of Commitments. If any one or more of the Events of Default specified in Section 13.1(g) or Section 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans. If any such notice is given to the Borrower the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.

13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Bank, if owed any amount with respect to the Loans, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the security documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

               (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other loan documents or in respect of the collateral and supports the provision of adequate indemnity to the Agent against all taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

               (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

               (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

               (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.   SETOFF.
      ------

         Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.


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


15.   THE AGENT.
      ---------

15.1.  Authorization.

               (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

               (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

               (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

15.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

15.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

15.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

15.5. Payments.

         15.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

         15.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

         15.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Loan or (b) to comply with the provisions of Section 14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and to payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such pay-ments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of applica-tion of the assigned payments to all outstanding Loans of the non-delinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

15.6. Holders of Notes. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

15.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

15.8. Agent as Bank. In its individual capacity, BkB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.

15.9. Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continu-ing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

15.10. Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

16.   EXPENSES.
      --------

         The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel and any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants of this Section 16 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

17.   INDEMNIFICATION.
      ---------------

         The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit,(b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 17 shall survive payment of satisfaction in full of all other obligations.

18.   SURVIVAL OF COVENANTS, ETC.
      --------------------------

         All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

19.   ASSIGNMENT AND PARTICIPATION.
      ----------------------------

19.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and the Notes held by it; provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement provided, that BkB shall be permitted to assign a portion of its Loans and Commitments which excludes the BkB Existing Debt, (c) each assignment shall be in an amount that is a minimum of $5,000,000, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (a) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (b) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 19.3, be released from its obligations under this Credit Agreement.

19.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

               (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

               (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

               (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 7.4 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

               (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

               (e) such assignee represents and warrants that it is an Eligible Assignee;

               (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

               (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and

               (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

19.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

19.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assign-ment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this Section 19.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execu-tion and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be cancelled and returned to the Borrower.

19.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

19.6. Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

19.7. Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amend-ments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

19.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section
341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.


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


19.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

20.   NOTICES, ETC.
      ------------

         Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

               (a)  if to the Borrower, to Mark Tanner, Chief Financial
         Officer, 10405 New Berlin Road East, Jacksonville, Florida 32226, with a copy to Mr. John McCown, Chairman of the Board and Chief Executive Officer, 660 Madison Avenue, 10th Floor, New York, New York 10021-8405, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

               (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Transportation Division, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice, with a copy to Amy L. Kyle, Esq., Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110; and

               (c)  if to any Bank, at such Bank's address set forth on
         Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

21.   GOVERNING LAW.
      -------------

         THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID OF COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE OF COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN
SECTION 20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HERE-AFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

22.   HEADINGS.
      --------

         The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

23.   COUNTERPARTS.
      ------------

         This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

24.   ENTIRE AGREEMENT, ETC.
      ---------------------

         The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.

25.   WAIVER OF JURY TRIAL.
      --------------------

         The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

26.   CONSENTS, AMENDMENTS, WAIVERS, ETC.
      ----------------------------------

         Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by one or more or all of the Banks may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to Section 5.10.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of the Notes, the amount of the Commitments of the Banks, and the amount of commit-ment fee hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the release of substantially all of the Collateral and the release of any Guaranty may not be effected without the written consent of all of the Banks; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's fee and Section 15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of either Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

27.   SEVERABILITY.
      ------------

         The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                           TRAILER BRIDGE, INC.



                                           By: _________________________________
                                                 Name:
                                                 Title:



                                           BANKBOSTON, N.A., individually
                                           and as Agent



                                           By: _________________________________
                                                  Name:
                                                  Title: